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                                                              Exhibit 99.(a)(11)

Press Release

IVAX Extends Tender Offer for Remaining Laboratorio Chile Shares and ADSs

MIAMI - (BUSINESS WIRE) - Aug. 29, 2001 - IVAX Corporation (AMEX: IVX - news;
LSE: IVX.L) today announced the extension of its pending tender offers in the United States (the "U.S. Offer") and in Chile (the "Chilean Offer") for all of the remaining shares of common stock (the "Shares") and American Depositary Shares ("ADSs") of Laboratorio Chile S.A. that IVAX does not already own. On July 5, 2001, IVAX acquired 99.6% of the outstanding shares of Laboratorio Chile in its initial tender offer.

The U.S. Offer and the Chilean Offer are being extended from 5:30 p.m., New York City time, on August 29, 2001, to 5:30 p.m., New York City time, on September 13, 2001.

The U.S. Offer covers all the Shares held by U.S. holders and all outstanding ADSs. The Chilean Offer is open to all of the Shares. At the close of business on August 28, 2001, 79,460 Shares (including Shares represented by ADSs) have been tendered into the U.S. Offer and 542,760 Shares have been tendered into the Chilean Offer. The shares tendered to date would increase IVAX' ownership in Laboratorio Chile to approximately 99.8%.

IVAX Corporation, headquartered in Miami, Florida, is a multinational company engaged in the research, development, manufacturing, and marketing of branded and brand equivalent pharmaceuticals and veterinary and diagnostic products in the U.S. and international markets.

Except for the historical matters contained herein, statements in this press release are forward-looking, including the statement that IVAX' ownership in Laboratorio Chile would increase to approximately 99.8%. Investors are cautioned that forward-looking statements involve risks and uncertainties that may affect IVAX' business and prospects, including the risks that the shares may be withdrawn prior to the expiration date; and other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.
_________________

CONTACT:

IVAX Corporation, Miami
Howard A. Goldman, 305/575-6043
http://www.ivax.com